Exhibit 99.1

Coach, Inc. Reports Fiscal 2017 Fourth Quarter and Full Year Results

Board Declares Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--August 15, 2017--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported fourth quarter and full year results for the period ended July 1, 2017.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “Our strong fourth quarter results – in which we achieved mid-single-digit North America comparable store sales for the Coach brand and drove solid growth at Stuart Weitzman - capped an excellent FY17 performance for the company. For the year, we posted a double-digit increase in net income as we continued to make progress on our brand and company transformation plan. We generated positive Coach brand North American comps in each quarter, while driving solid international Coach brand sales gains, notably in Europe and Mainland China. Importantly, the Coach brand evolved across the key consumer pillars of product, stores and marketing, with strategic actions including a broader 1941 collection, dual gender runway shows, the execution of a differentiated store concept and new collaborations and campaigns further elevating brand perception.”

“We were also very pleased with the overall contribution of the Stuart Weitzman brand as we invested in the brand, both in stores and most significantly in people, bringing in the key leadership and design talent to drive performance in both growing the global footwear category and in their nascent accessories business.”

“We also took a major step in our corporate transformation with the acquisition of Kate Spade & Company, which closed in July, becoming the first New York-based house of modern luxury lifestyle brands. Kate Spade brings a new, unique brand attitude and an additional consumer segment to the Coach, Inc. portfolio and we expect that this acquisition will enhance our position in the attractive and growing $80 billion global premium handbag and accessories, footwear and outerwear market.”

53rd Week Discussion - Fiscal 2016:

The results for the fiscal fourth quarter and year ending July 1, 2017 included 13 and 52 weeks, while the fiscal year ending July 2, 2016 included 14 and 53 weeks, respectively. As previously reported, the 53rd week contributed about $84 million to 2016 fiscal fourth quarter and year sales, including $77 million in Coach brand revenue and $7 million associated with Stuart Weitzman. The additional week added $0.07 to earnings per diluted share in fiscal 2016.

Non-Cash Charges and Non-GAAP Reconciliation Items - Fiscal 2017:

Non-Cash Charges:

During the fourth fiscal quarter of 2017, the Company recorded non-cash impairment charges related to stores and a negotiated reduction in a purchase commitment which increased SG&A expenses by $20 million on both a reported and non-GAAP basis.

Non-GAAP Reconciliation Items:

In addition, the Company also recorded the following on a reported basis:

  Operational Efficiency Plan: Fourth fiscal quarter charges of approximately $7 million, primarily related to organizational efficiency and technology infrastructure costs. Full fiscal year charges of approximately $24 million, primarily related to organizational efficiency, technology infrastructure costs and to a lesser extent, network optimization costs.
  Stuart Weitzman Acquisition-Related Costs: Fourth fiscal quarter income of approximately $28 million, consisting of $35 million in income associated with a reduction in estimated contingent purchase price payments, included in Coach brand results, partially offset by $7 million of integration-related costs included in Stuart Weitzman results. Full year income of approximately $6 million, consisting of a net of $27 million in income primarily associated with a reduction in estimated contingent purchase price payments, included in Coach brand results, partially offset by $21 million of integration-related costs included in Stuart Weitzman results.
  Kate Spade Acquisition-Related Costs: Fourth fiscal quarter and full year charges of approximately $17 million, which relate to fees for bridge financing and acquisition-related costs.

During the fiscal fourth quarter of 2017, these three items decreased the Company’s consolidated reported gross profit by approximately $2 million, decreased SG&A expenses by about $16 million and increased interest expense by approximately $10 million. Including the net positive impact on the provision for income taxes, reported net income was favorably impacted by $10 million or about $0.03 per diluted share in the fourth quarter.

During the full fiscal year of 2017, these three items decreased the Company’s consolidated reported gross profit by approximately $3 million, increased SG&A expenses by about $22 million and increased interest expense by approximately $10 million. Including the net positive impact on the provision for income taxes, reported net income was negatively impacted by $18 million or about $0.06 per diluted share in fiscal 2017.

Overview of Fourth Quarter 2017 Consolidated, Coach, Inc. Results:

  Net sales totaled $1.13 billion for the fourth fiscal quarter as compared to $1.15 billion in the prior year. Excluding the additional week included in fiscal 2016 results, net sales increased 6% on a reported basis and 7% on a constant currency basis. As planned, the Company’s strategic decision to elevate the Coach brand’s positioning in the North American wholesale channel through a reduction in promotional events and door closures negatively impacted sales growth by approximately 60 basis points in the quarter.
  Gross profit totaled $755 million on a reported basis, while gross margin for the quarter was 66.5% on a reported basis compared to 67.8% in the prior year. On a non-GAAP basis, gross profit totaled $757 million, while gross margin was 66.8% as compared to 67.8% in the prior year.
  SG&A expenses totaled $562 million on a reported basis and represented 49.5% of sales compared to 57.7% in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $577 million and represented 50.9% of sales, including $20 million or approximately 180 basis points in non-cash charges as noted above, as compared to 52.7% in the year-ago period.
  Operating income for the quarter on a reported basis totaled $193 million, while operating margin was 17.0% versus 10.1% in the prior year. On a non-GAAP basis, operating income was $180 million, while operating margin was 15.8%, including approximately 180 basis points of non-cash charges as noted, versus 15.1% in last year’s fourth quarter.
  Net interest expense was $14 million in the quarter on a reported basis, including $10 million in expense associated with bridge financing in connection with the acquisition of Kate Spade & Company as compared to $7 million in the year ago period. On a non-GAAP basis, net interest expense was $4 million.
  Net income for the quarter on a reported basis totaled $152 million, with earnings per diluted share of $0.53. This compared to reported net income in the fourth quarter of FY16 of $82 million with earnings per diluted share of $0.29. On a non-GAAP basis, net income for the quarter totaled $142 million, with earnings per diluted share of $0.50. This compared to non-GAAP net income in the fourth quarter of FY16 of $126 million with earnings per diluted share of $0.45, including $0.07 associated with the additional week.

Coach Brand Fourth Quarter of 2017 Results:

  Net sales for the Coach brand totaled $1.05 billion for the fourth fiscal quarter as compared to $1.07 billion in the prior year. Excluding the additional week included in fiscal 2016 results, net sales increased 5% on a reported basis and 7% on a constant currency basis.

Fourth fiscal quarter sales results in each of Coach’s primary segments were as follows:

  Total North American Coach brand sales were $586 million versus $606 million last year, including $44 million associated with additional week of sales in the prior fiscal year. On a 13-week versus 13-week basis, total North American Coach brand sales increased 4% over prior year, while North American direct sales rose 5% on a dollar basis and 6% on a constant currency basis for the quarter. Both North American aggregate and bricks and mortar comparable store sales rose approximately 4%. As planned, sales at North American department stores declined approximately 40% at a POS and approximately 20% on a net sales basis as the company has now started to anniversary the pullback in shipments into the channel.
  International Coach brand sales were $442 million as compared to $450 million last year, including approximately $32 million associated with additional week of sales in the prior fiscal year. On a 13-week versus 13-week basis, total sales increased 6% in dollars and 9% on a constant currency basis. Greater China sales increased 3% versus prior year in dollars and 7% in constant currency on a 13-week basis, driven by double-digit growth and positive comparable store sales on the Mainland, offset, in part, by softness in Hong Kong and Macau. In Japan, on a 13-week basis, sales declined 3% in dollars and approximately 1% in constant currency. Sales for the remaining directly operated businesses in Asia decreased mid-single digits in dollars and declined similarly in constant currency on a 13-week basis, due primarily to weakness in Korea where macroeconomic and geopolitical headwinds continued to pressure spending from domestic consumers and tourists. Europe was very strong on a 13-week versus 13-week basis, driven by double-digit growth in the directly operated channels and benefiting from the planned shift in wholesale shipment timing as previously announced. As expected, international wholesale increased on a net sales basis due to shipment timing, while POS sales declined as weaker tourist location results offset domestic growth.
  Gross profit for the Coach brand totaled $705 million on both a reported and non-GAAP basis. Gross margin for the quarter was 67.4%, including approximately 20 basis points of pressure from currency, as compared to 68.8% in the prior year period on both a reported and non-GAAP basis reflecting, in part, the anticipated negative impact of channel mix.
  SG&A expenses totaled $511 million for the Coach brand on a reported basis and represented 48.8% of sales compared to 58.1% in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $531 million and represented 50.8% of sales as compared to 52.8% in the year-ago period.
  Operating income for the Coach brand on a reported basis was $195 million, while operating margin was 18.6% versus 10.7% in the prior year. On a non-GAAP basis, operating income was $174 million, while operating margin was 16.6% versus 16.0% in last year’s fourth quarter.

Stuart Weitzman Fourth Quarter of 2017 Results:

  Net sales for the Stuart Weitzman brand totaled $88 million for the fourth fiscal quarter compared to $84 million reported in the same period of the prior year. Excluding the additional week included in fiscal 2016 results, net sales increased 15% on a reported basis and 16% on a constant currency basis.
  Gross profit for the Stuart Weitzman brand totaled $49 million on a reported basis, while gross margin for the quarter was 56.2% as compared to 54.8% in the prior year. On a non-GAAP basis, gross profit totaled $52 million, while gross margin was 58.9% as compared to 55.2% in the prior year period.
  SG&A expenses for the Stuart Weitzman brand were $51 million on a reported basis and represented 58.1% of sales as compared to 52.6% of sales in the prior year’s fourth quarter on a reported basis. On a non-GAAP basis, SG&A expenses were $46 million or 52.5% of sales as compared to 50.8% of sales in the prior year reflecting in part the increase in store occupancy costs, as well as the company’s strategic investments in team and infrastructure.
  Operating income for the Stuart Weitzman brand was a loss of $2 million on a reported basis, while operating margin was (1.8%) versus 2.2% in the prior year. On a non-GAAP basis, operating income was $6 million or 6.4% of sales versus 4.4% in the prior year.

Overview of Full Year 2017 Consolidated, Coach, Inc. Results:

  Net sales totaled $4.49 billion for fiscal year 2017 as compared to $4.49 billion in the prior year. Excluding the additional week included in fiscal 2016 results, net sales increased 2% on both a reported and constant currency basis. As planned, the company’s strategic decision to elevate the Coach brand’s positioning in the North American wholesale channel through a reduction in promotional events and door closures negatively impacted sales growth by approximately 150 basis points in fiscal 2017.
  Gross profit totaled $3.08 billion on a reported basis, while gross margin for the year was 68.6% as compared to 67.9% in the prior year. On a non-GAAP basis, gross profit also totaled $3.08 billion, while gross margin was 68.7% compared to 68.0% in the prior year.
  SG&A expenses totaled $2.29 billion on a reported basis and represented 51.1% of sales compared to 53.4% a year ago. On a non-GAAP basis, SG&A expenses were $2.27 billion and represented 50.6% of sales, including $20 million or 50 basis points in non-cash charges as noted above, as compared to 50.7% a year ago, reflecting in part the company’s continued investment in Stuart Weitzman.
  Operating income for the year totaled $787 million on a reported basis, while operating margin was 17.5% versus 14.5% a year ago. On a non-GAAP basis, operating income was $813 million, while operating margin was 18.1%, including 50 basis points in non-cash charges as noted above, versus 17.3% a year ago.
  Net interest expense was $28 million on a reported basis including $10 million in expense associated with bridge financing in connection with the acquisition of Kate Spade & Company as compared to $27 million in fiscal 2016. On a non-GAAP basis, net interest expense was approximately $19 million.
  Net income totaled $591 million on a reported basis, with earnings per diluted share of $2.09. This compared to reported net income in the prior year of $461 million with earnings per diluted share of $1.65. On a non-GAAP basis, net income was $609 million with earnings per diluted share of $2.15. This compared to $552 million a year ago with earnings per diluted share of $1.98, including $0.07 associated with the additional week.

The company also announced that its Board of Directors declared a quarterly cash dividend of $0.3375 per common share, maintaining an annual rate of $1.35. The dividend is payable on October 2, 2017 to shareholders of record as of the close of business on September 8, 2017.

Mr. Luis added, “Three years ago we laid out an ambitious plan to transform the Coach brand, with a goal of increasing relevancy and improving consumer perceptions. During this time, we’ve done just that, by making the necessary and significant investments across all aspects of the Coach brand and business. We are extremely pleased with the progress we’ve made, having largely attained our strategic goals, in spite of the impact of the volatile retail and macroeconomic environment on our core category. Today, after the successful integration of Stuart Weitzman and the acquisition of Kate Spade, we are at an exciting and pivotal moment in our journey. In an unpredictable environment, we are evolving to drive our long-term success by reinventing ourselves, moving from a single-brand, specialty retailer, to a true house of emotional, desirable brands built on our unique values. We are transforming into an entirely different, truly multi-brand company, creating a more agile organization and infrastructure to support a new corporate structure, while making certain each brand has the resources in place to innovate and drive its distinct personality.”

“Naturally, we are focused on driving top and bottom-line growth for Coach, Inc., but we are also committed to taking the right steps to achieve sustainable long-term profitability through the health of our brands, by making the appropriate investments and carefully managing our distribution channels. This balance is critical to informing our strategic plan as we move forward into the next chapter as the first New York-based house of modern luxury lifestyle brands,” Mr. Luis concluded.

Fiscal Year 2018 Outlook

The following fiscal 2018 guidance is provided on a non-GAAP basis and includes projected Kate Spade results subsequent to the closing of the transaction on July 11, 2017.

The company expects revenues for fiscal 2018 to increase about 30% versus fiscal 2017, to $5.8 to $5.9 billion, with low-single digit organic growth and the acquisition of Kate Spade adding over $1.2 billion in revenue.

In addition, the company is projecting operating income growth of 22% to 25% versus fiscal 2017 driven by mid-single digit organic growth, the acquisition of Kate Spade, and estimated synergies of $30-$35 million. These synergies are expected to offset in part the reduction in profitability from the strategic and deliberate pullback of Kate Spade wholesale disposition and online flash sales channels. Taken together, the Kate Spade business and resulting synergies are expected to contribute approximately $130-$140 million to operating income.

Interest expense is expected to be approximately $90 million for the year while the full year fiscal 2018 tax rate is projected at about 25% to 26%.

Overall, the company is projecting earnings per diluted share in the range of $2.35-$2.40, an increase of about 10% to 12% for the year, including low-to-mid- single digit accretion from the acquisition of Kate Spade, consistent with the previously communicated forecast.

Fiscal Year 2018 Outlook - Non-GAAP Disclosure:

The company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our acquisition and integration related charges, have not yet occurred or are out of the company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the company has identified the estimated impact of the items excluded from its fiscal 2018 guidance.

This fiscal 2018 non-GAAP guidance excludes (1) expected pre-tax charges of around $10 million attributable to the company’s Operational Efficiency Plan and (2) currently estimated Kate Spade acquisition and integration costs and short-term purchase accounting impacts. The company expects to pay $40-$45 million related to acquisition transaction fees and currently estimates that it will incur approximately $150-$200 million in pre-tax charges in fiscal 2018, which are attributable to Kate Spade integration-related costs. The company continues to fully develop its integration plan.

In fiscal 2018, the company is adopting Accounting Standard Update (ASU) 2016-09 for the accounting of employee share-based payments, which was issued by the Financial Accounting Standards Board. This will affect the company’s effective tax rate because certain tax impacts that were previously recorded to equity will now be included in income tax expense. Further, because the tax impacts are defined by the company’s stock price when Restricted Stock Units (RSUs) and Performance Restricted Stock Units (PRSUs) vest and when employees exercise their stock options, the timing and the amount of the impact cannot be estimated. The majority of RSUs and PRSUs vest in the first quarter of the fiscal year, and accordingly, it is likely that the first fiscal quarter could be most impacted.

Change in Reportable Segments:

Given the acquisition of Kate Spade & Company in July 2017, the company intends to change its reportable segments beginning in fiscal 2018. The company’s new reportable segments will be as follows: Coach, Kate Spade, and Stuart Weitzman.

This change in reporting is consistent with how the company now runs the business, establishes the overall business strategy, allocates resources, and assesses performance. Segment information under these new reportable segments will be provided in an 8-K filed with the SEC in conjunction with the company’s fiscal 2018 first quarter earnings announcement.

Conference Call Details:

Coach will host a conference call to review these results at 8:30 a.m. (ET) today, August 15, 2017. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 44861138. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID above. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

The company expects to report fiscal 2018 first quarter financial results on Tuesday, November 7, 2017. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, Inc. is a New York-based house of modern luxury lifestyle brands. The company’s portfolio includes the Coach, kate spade new york, and Stuart Weitzman brands. Our company and our brands are founded upon a consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2018 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipate," “moving,” “leveraging,” “developing,” “driving,” “targeting,” “assume,” “plan,” “pursue,” “look forward to,” “achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to Coach Inc.’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended July 1, 2017 and July 2, 2016
(in millions, except per share data)

	(unaudited)		(unaudited)	(audited)
	QUARTER ENDED		YEAR ENDED
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

Net sales	$1,133.8	$1,154.6	$4,488.3	$4,491.8

Cost of sales	379.3	371.9	1,407.2	1,440.5

Gross profit	754.5	782.7	3,081.1	3,051.3

Selling, general and administrative expenses	561.5	665.9	2,293.7	2,397.8

Operating income	193.0	116.8	787.4	653.5

Interest expense, net	13.6	7.4	28.4	26.9

Income before provision for income taxes	179.4	109.4	759.0	626.6

Provision for income taxes	27.7	27.9	168.0	166.1

Net Income	$151.7	$81.5	$591.0	$460.5

Net income per share:

Basic	$0.54	$0.29	$2.11	$1.66

Diluted	$0.53	$0.29	$2.09	$1.65

Shares used in computing
net income per share:

Basic	281.5	278.2	280.6	277.6

Diluted	284.7	281.1	282.8	279.3

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended July 1, 2017 and July 2, 2016
(in millions, except per share data)
(unaudited)

	July 1, 2017
			Stuart Weitzman	Kate Spade
	GAAP Basis	Operational	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Efficiency Plan (1)	Costs (2)	Costs (3)	(Excluding Items)

Gross profit	$754.5	$-	$(2.3)	$-	$756.8

Selling, general and administrative expenses	$561.5	$6.8	$(30.0)	$7.4	$577.3

Operating income	$193.0	$(6.8)	$27.7	$(7.4)	$179.5

Income before provision for income taxes	$179.4	$(6.8)	$27.7	$(16.9)	$175.4

Provision for income taxes	$27.7	$(4.0)	$4.7	$(6.7)	$33.7

Net income	$151.7	$(2.8)	$23.0	$(10.2)	$141.7

Diluted net income per share	$0.53	$(0.01)	$0.08	$(0.04)	$0.50

	July 2, 2016
				Stuart Weitzman
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (4)	Efficiency Plan (1)	Costs (2)	(Excluding Items)

Gross profit	$782.7	$-	$-	$(0.2)	$782.9

Selling, general and administrative expenses	$665.9	$8.2	$43.9	$5.7	$608.1

Operating income	$116.8	$(8.2)	$(43.9)	$(5.9)	$174.8

Income before provision for income taxes	$109.4	$(8.2)	$(43.9)	$(5.9)	$167.4

Provision for income taxes	$27.9	$(1.7)	$(10.3)	$(1.4)	$41.3

Net income	$81.5	$(6.5)	$(33.6)	$(4.5)	$126.1

Diluted net income per share	$0.29	$(0.02)	$(0.12)	$(0.02)	$0.45

(1) Amounts as of July 1, 2017 reflect Coach brand charges primarily related to organizational efficiency and technology infrastructure costs. Amounts as of July 2, 2016 reflect Coach brand charges primarily related to organizational efficiency costs and to a lesser extent, network optimization costs.

(2) Amounts as of July 1, 2017 and July 2, 2016 represent charges attributable to acquisition-related costs and limited life purchase accounting impacts, related to the acquisition of Stuart Weitzman Holdings LLC.

    The Company recorded the following during the quarter ended July 1, 2017:

    - Acquisition-related income of $27.7 million, primarily related to a reduction in projected contingent payments, partially offset by integration-related costs.

• Coach brand: $35.0 million of this income was recorded within the Coach brand.
• Stuart Weitzman brand: $5.0 million of SG&A expenses and $2.3 million of cost of sales were recorded within the Stuart Weitzman brand.

The Company recorded the following during the quarter ended July 2, 2016:

- Acquisition-related costs of $5.4 million, primarily related to contingent payments and integration-related activities.
• Coach brand: $4.2 million of these SG&A expenses were recorded within the Coach brand.
• Stuart Weitzman brand: $1.2 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $0.5 million, recorded within the Stuart Weitzman brand, primarily due to the amortization of the fair value of the limited life distributor relationships.

(3) Amounts as of July 1, 2017 represent charges attributable to the acquisition of Kate Spade & Company, recorded within the Coach brand. The Company recorded $9.5 million to interest expense and $7.4 million to SG&A expenses.

(4) The Transformation Plan was completed in fiscal 2016. Amounts as of July 2, 2016 related to Coach brand lease termination charges and organizational efficiency costs.

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Years Ended July 1, 2017 and July 2, 2016
(in millions, except per share data)
(unaudited)

	July 1, 2017
			Stuart Weitzman	Kate Spade
	GAAP Basis	Operational	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Efficiency Plan (1)	Costs (2)	Costs (3)	(Excluding Items)

Gross profit	$3,081.1	$-	$(2.9)	$-	$3,084.0

Selling, general and administrative expenses	$2,293.7	$24.0	$(9.1)	$7.4	$2,271.4

Operating income	$787.4	$(24.0)	$6.2	$(7.4)	$812.6

Income before provision for income taxes	$759.0	$(24.0)	$6.2	$(16.9)	$793.7

Provision for income taxes	$168.0	$(8.3)	$(1.5)	$(6.6)	$184.4

Net income	$591.0	$(15.7)	$7.7	$(10.3)	$609.3

Diluted net income per share	$2.09	$(0.05)	$0.03	$(0.04)	$2.15

	July 2, 2016
				Stuart Weitzman
	GAAP Basis	Transformation and	Operational	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (4)	Efficiency Plan (1)	Costs (2)	(Excluding Items)

Gross profit	$3,051.3	$-	$-	$(1.1)	$3,052.4

Selling, general and administrative expenses	$2,397.8	$44.1	$43.9	$34.0	$2,275.8

Operating income	$653.5	$(44.1)	$(43.9)	$(35.1)	$776.6

Income before provision for income taxes	$626.6	$(44.1)	$(43.9)	$(35.1)	$749.7

Provision for income taxes	$166.1	$(10.7)	$(10.3)	$(10.9)	$198.0

Net income	$460.5	$(33.4)	$(33.6)	$(24.2)	$551.7

Diluted net income per share	$1.65	$(0.12)	$(0.12)	$(0.09)	$1.98

(1) Amounts as of July 1, 2017 reflect Coach brand charges primarily related to organizational efficiency costs, technology infrastructure costs and to a lesser extent, network optimization costs. Amounts as of July 2, 2016 reflect Coach brand charges primarily related to organizational efficiency costs and to a lesser extent, network optimization costs.

(2) Amounts as of July 1, 2017 and July 2, 2016 represent charges attributable to acquisition-related costs and limited life purchase accounting impacts, related to the acquisition of Stuart Weitzman Holdings LLC.

    The Company recorded the following during the year ended July 1, 2017:

    - Acquisition-related income of $6.2 million, primarily related to a reduction in projected contingent payments, partially offset by integration-related costs.

• Coach brand: $26.8 million of this income was recorded within the Coach brand.
• Stuart Weitzman brand: $17.7 million of SG&A expenses and $2.9 million of cost of sales were recorded within the Stuart Weitzman brand.

The Company recorded the following during the year ended July 2, 2016:

- Acquisition-related costs of $27.6 million, primarily related to contingent payments and integration-related activities.
• Coach brand: $19.4 million of these SG&A expenses were recorded within the Coach brand.
• Stuart Weitzman brand: $8.2 million of these SG&A expenses were recorded within the Stuart Weitzman brand.

- Limited life purchase accounting impacts of $7.5 million, recorded within the Stuart Weitzman brand, primarily due to the amortization of the fair value of the order backlog asset, limited life distributor relationships and inventory step-up.

(3) Amounts as of July 1, 2017 represent charges attributable to the acquisition of Kate Spade & Company, recorded within the Coach brand. The Company recorded $9.5 million to interest expense and $7.4 million to SG&A expenses.

(4) The transformation plan was completed in fiscal 2016. Amounts as of July 2, 2016 related to Coach brand organizational efficiency costs, lease termination charges and accelerated depreciation as a result of store renovations.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Transformation Plan, our Operational Efficiency Plan and Acquisition-Related Costs for Coach, Inc., as well as the Coach brand, which includes the Company’s North America and International segment, as well as Other and Corporate Unallocated results, and the Stuart Weitzman brand, which includes the Company’s Stuart Weitzman segment. The Company’s North America comparable store sales are presented for the 13-weeks ending July 1, 2017 versus the analogous 13-week period ended July 2, 2016 for comparability. The Company’s sales and earnings per diluted share results are presented both including and excluding the impact of the 53rd week in fiscal year 2016.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales and direct sales for the Company’s North America segment and net sales for the Company, the Coach brand, the Company’s International segment, Greater China, Coach Japan and the Company’s remaining directly operated businesses in Asia have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior period’s monthly average currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 30, 2018 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At July 1, 2017 and July 2, 2016
(in millions)

	(unaudited)	(audited)
	July 1,	July 2,
	2017	2016
ASSETS

Cash, cash equivalents and short-term investments	$3,083.6	$1,319.4
Receivables	268.0	245.2
Inventories	469.7	459.2
Other current assets	132.0	149.1

Total current assets	3,953.3	2,172.9

Property and equipment, net	691.4	919.5
Other noncurrent assets	1,186.9	1,800.3

Total assets	$5,831.6	$4,892.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$194.6	$186.7
Accrued liabilities	559.2	625.0
Current debt	-	15.0

Total current liabilities	753.8	826.7

Long-term debt	1,579.5	861.2
Other liabilities	496.4	521.9

Stockholders' equity	3,001.9	2,682.9

Total liabilities and stockholders' equity	$5,831.6	$4,892.7

COACH, INC.
Store Count
At April 1, 2017 and July 1, 2017
(unaudited)

	As of			As of
Directly-Operated Store Count:	April 1, 2017	Openings	(Closures)	July 1, 2017

Coach

North America	424	1	(6)	419

Japan	184	0	0	184

Greater China (PRC, Hong Kong & Macau)	197	4	(2)	199

Asia - Other	103	3	(1)	105

Europe	47	9	(1)	55

Stuart Weitzman

Global	82	0	(1)	81

COACH, INC.
Store Count
At July 2, 2016 and July 1, 2017
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 2, 2016	Openings	(Closures)	July 1, 2017

Coach

North America	432	4	(17)	419

Japan	195	0	(11)	184

Greater China (PRC, Hong Kong & Macau)	185	24	(10)	199

Asia - Other	103	6	(4)	105

Europe	39	19	(3)	55

Stuart Weitzman

Global	75	9	(3)	81

CONTACT:
Coach, Inc.
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations